Exhibit 10(e)(5)

Annual Performance Incentive Plan for 2005 (“2005 APIP”)

Under the 2005 APIP, executive officers of the Company are eligible to receive performance related cash payments. Payments are, in general, only made if annual performance objectives established by the Compensation Committee of the Board of Directors (the “Committee”) are met.

The Committee approved an annual incentive target and maximum opportunity for 2005, expressed as a percentage of base salary for each participating officer. Certain additional goals were established for some officers based on business unit goals and/or individual performance goals and objectives. The Committee also established overall threshold, target and maximum measures of performance for the 2005 APIP. The performance measures and weightings for 2005 are total revenue (30%), earnings per share (40%) and cash flow from operations (30%).

Individual payments will be subject to the review and approval of the Committee following the completion of the 2005 fiscal year.